Exhibit 99.1

Atomera Incorporated Provides First Quarter Update

LOS GATOS, CA 05/02/17 Atomera Incorporated ("Atomera" or the "Company") (NASDAQ: ATOM), a semiconductor materials and intellectual property licensing company focused on deploying its proprietary technology into the semiconductor industry, today provided a corporate update and announced results for the first quarter ended March 31, 2017.

First Quarter Highlights

•	Entered evaluation phase with one top-tier semiconductor manufacturer and entered into the planning phase with one new prospective customer. Atomera now has four potential customers in the pivotal phase of evaluating MST®.
•	Atomera’s new R&D infrastructure is starting to show results with eight wafer fabrication and test cycles completed in the last quarter.

Management Commentary

“The last few months have been extraordinarily productive for Atomera,” commented Scott Bibaud, President and CEO. “We are now working with 40% of the world’s largest semiconductor manufacturers and have made significant progress with technology advancements that should help us shorten the sales cycle,” added Mr. Bibaud.

First Quarter Financial Results

During the first quarter of 2017, the Company incurred a net loss of $3.5 million, or ($0.29) per share, compared to a net loss of $3.4 million, or ($0.28) per share, in the fourth quarter of 2016, and a net loss of $2.5 million, or ($1.54) per share, for the first quarter of 2016. Adjusted EBITDA (a non-GAAP financial measure) in the first quarter of 2017 was a loss of $2.4 million compared to an adjusted EBITDA loss in the fourth quarter of 2016 of $2.1 million, and an adjusted EBITDA loss of $1.9 million in the first quarter of 2016.

The Company had $23.8 million in cash and cash equivalents as of March 31, 2017, compared to $26.7 million as of December 31, 2016.

The total number of shares outstanding was 12,104,737 as of March 31, 2017.

First Quarter 2017 Conference Call and Webcast

Atomera will host a conference call to discuss its financial results and recent progress. Date: Tuesday, May 2, 2017

Time: 1:30 p.m. PT (4:30 p.m. ET)

Phone: 844-263-8318 (domestic); +1 (213) 358-0960 (international)

Replay: Available until May 9, 2017 (855) 859-2056 (domestic); +1(404) 537-3406 (international); passcode 2390715.

Webcast: Accessible at www.atomera.com

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Note about NonGAAP Financial Measures

In addition to the unaudited results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Atomera presents adjusted EBITDA, which is a nonGAAP financial measure. Adjusted EBITDA is determined by taking net loss and eliminating the impacts of interest, taxes, depreciation, amortization, stockbased compensation and the change in fair value of derivative liabilities. Our definition of adjusted EBITDA may not be comparable to the definitions of similarlytitled measures used by other companies. We believe that this nonGAAP financial measure, viewed in addition to and not in lieu of its reported GAAP results, provides useful information to investors by providing a more focused measure of operating results. This metric is used as part of the Company's internal reporting to evaluate its operations and the performance of senior management. A table reconciling this measure to the comparable GAAP measure is available in the accompanying financial tables below.

About Atomera Incorporated

Atomera Incorporated has developed Mears Silicon Technology™ ("MST®"), which increases performance and power efficiency in semiconductor transistors. MST® can be implemented using equipment already deployed in semiconductor manufacturing facilities and is complementary to other nanoscaling technologies already in the semiconductor industry roadmap.

Safe Harbor

This press release contains forwardlooking statements concerning Atomera Incorporated, including statements regarding the prospects for the semiconductor industry generally and the ability of our MST® technology to significantly improve semiconductor performance. Those forwardlooking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the fact that we have not yet commenced revenue producing operations or entered into a definitive agreement with regard to the licensing or commercialization of our MST technology, thus subjecting us to all of the risks inherent in a prerevenue enterprise; (2) risks related to our ability to raise sufficient capital, as and when needed, to pursue the further development, licensing and commercialization of our MST® technology; (3) our ability to protect our proprietary technology, trade secrets and knowhow, and (4) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K for the year ended December, 2016 filed with the SEC on March 31, 2017. We caution readers not to place undue reliance on any forwardlooking statements. We do not undertake, and specifically disclaim any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Atomera Incorporated

Condensed Balance Sheets

(in thousands, except per share data)

	March 31,	December 31,
	2017	2016
	(Unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$23,812	$26,718
Prepaid expenses and other current assets	308	96
Total current assets	24,120	26,814

Property and equipment, net	31	28
Security Deposit	37	37

Total assets	$24,188	$26,879

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$295	$353
Accrued expenses	200	168
Accrued payroll related expenses	179	510

Total liabilities	674	1,031

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, authorized 2,500 shares; none issued and outstanding at March 31, 2017 and December 31, 2016	–	–
Common stock, $0.001 par value, authorized 47,500 shares; 12,105 shares issued and outstanding at March 31, 2017 and 12,025 issued and outstanding as of December 31, 2016	12	12
Additional paid-in capital	123,043	121,833
Accumulated deficit	(99,541)	(95,997)
Total stockholders’ equity	23,514	25,848

Total liabilities and stockholders’ equity	$24,188	$26,879

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Atomera Incorporated

Condensed Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Operating Expenses:
Research and development	$1,456	$949
General and administrative	1,603	861
Selling and marketing	509	119
Total operating expenses	$3,568	$1,929

Loss from operations	(3,568)	(1,929)

Other income/(expense):
Interest income	28	–
Interest expense	–	(562)
Other expense	(4)	–
Total other expense, net	24	(562)

Net loss	$(3,544)	$(2,491)

Net loss per common share, basic and diluted	$(0.29)	$(1.54)

Weighted average number of common shares outstanding, basic and diluted	12,034	1,617

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Atomera Incorporated

Reconciliation to Non-GAAP Adjusted EBITDA

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2017	2016
Net Loss (GAAP)	$(3,544)	$(2,491)
Add (subtract) the following items:
Interest income	(28)	–
Interest expense	–	562
Depreciation and amortization	5	3
Stock-based compensation	1,210	60
Adjusted EBITDA (non-GAAP)	$(2,357)	$(1,866)

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